Q2 2020 Financial Results July 30, 2020

Operating Metrics

(in thousands, except per share data)	THREE MONTHS ENDED JUNE 30, 2020	2019	% Change	SIX MONTHS ENDED JUNE 30, 2020	2019	% Change
Revenues	$ 146,339	$ 141,869	3 %	$ 291,901	$ 275,684	6 %
Services Revenues (excluding reimbursable expenses)	$ 144,306	$ 136,844	5 %	$ 285,314	$ 265,796	7 %
Cost of Services (excluding reimbursable expenses)*	$ 89,625	$ 85,125	5 %	$ 178,448	$ 167,282	7 %
Services Revenues Net of Cost	$ 54,681	$ 51,719	6 %	$ 106,866	$ 98,514	8 %
% of Services Revenues	37.9 %	37.8 %		37.5 %	37.1 %	
Adjusted EBITDA**	$ 26,364	$ 23,592	12 %	$ 50,134	$ 43,269	16 %
% of Services Revenues	18.3 %	17.2 %		17.6 %	16.3 %	
Adjusted Net Income**	$ 18,307	$ 16,524	11 %	$ 34,750	$ 30,267	15 %
% of Services Revenues	12.7 %	12.1 %		12.2 %	11.4 %	
GAAP EPS	$ 0.20	$ 0.27	(26) %	$ 0.48	$ 0.48	– %
Amortization	0.14	0.13		0.26	0.25	
Stock Compensation	0.16	0.14		0.30	0.28	
Acquisition Costs/Earnout Adjustments	0.12	0.02		0.16	0.01	
Amortization of Debt Issuance Costs and Discounts	0.04	0.03		0.07	0.07	
Tax Effect of Above Reconciling Items	(0.09)	(0.07)		(0.20)	(0.15)	
Adjusted EPS**	$ 0.57	$ 0.52	10 %	$ 1.07	$ 0.94	14 %

*Cost of Services excludes depreciation and amortization.
**Note further discussion and reconciliation of Perficient, Inc. non-GAAP financial measures can be found in our earnings press release and Form 8-K furnished July 30, 2020.

PERFICIENT 2

Operating Metrics (in thousands) Q22020 Q12020 % Change Q22020 Q22019 % Change Services Revenue (excluding reimbursable expenses) $ 144,306 $ 141,008 2% $ 144,306 $ 136,844 5 % Software and Hardware Revenue $ 503 $ 160 NM* $ 503 $ 635 NM* Time & Materials ABR Q22020 Q22019 North American Employees $154 $149 Utilization Q22020 Q22019 North American Employees (Organic) 81% 80% Q22020 Q22019 Headcount Average Ending Average Ending North American Billable Employees 2,027 2,013 1,999 2,033 Subcontractors 233 223 285 278 Offshore Billable Employees 1,074 1,451 752 757 Total Billable Headcount 3,334 3,687 3,036 3,068 SG&A Headcount 551 536 528 519 Total Headcount 3,885 4,223 3,564 3,587 * "NM" means not meaningful. 3

Industry Data Revenue by Industry (Top 10) Q2 2020 Q1 2020 Q2 2019 Healthcare/Pharma/Life Sciences 32% 30% 30% Financial Services/Banking/Insurance 14% 15% 17% Manufacturing 11% 10% 10% Automotive and Transport Products 10% 10% 10% Retail and Consumer Goods 8% 9% 9% Electronics and Computer Hardware 7% 6% 5% Leisure, Media and Entertainment 5% 5% 3% Energy and Utilities 4% 4% 3% Business Services 3% 3% 5% Telecommunications 3% 5% 5% 4